UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2024

Appgate, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52776	20-3547231
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

2 Alhambra Plaza, Suite PH-1-B, Coral Gables, FL 33134
(Address of principal executive offices) (Zip Code)

(866) 524-4782
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed by Appgate, Inc., a Delaware corporation (“Appgate” or the “Company”), on the Form 8-K (the “Prior 8-K”) filed by the Company on June 15, 2023 with the Securities and Exchange Commission, on June 9, 2023, Appgate, Appgate Cybersecurity, Inc., a Delaware corporation and wholly owned subsidiary of Appgate (“Legacy Appgate”), Legacy Appgate’s wholly owned domestic subsidiaries, as guarantors (each, a “Domestic Subsidiary Guarantor”), Easy Solutions Japan, GK (“ES Japan”), Easy Solutions S.A.S. (“ES Colombia” and, collectively with the Domestic Subsidiary Guarantors, Appgate and ES Japan, the “Note Guarantors”), Magnetar Financial LLC (collectively, with its affiliates, “Magnetar”), as representative of the lenders (the “Lenders”) party to that certain A&R Note Purchase Agreement, dated June 9, 2023, by and among Legacy Appgate and the Lenders (the “A&R Note Purchase Agreement”), and U.S. Bank Trust Company, National Association, as collateral agent (in such capacity, the “Collateral Agent”), entered into an amended and restated note issuance agreement (the “A&R Note Issuance Agreement”), which governs Legacy Appgate’s Convertible Senior Notes due 2026 (the “Notes”).

On January 11, 2024, in connection the Lenders purchase of Additional Notes (as defined in Item 2.03 of this Form 8-K), Legacy Appgate, the Note Guarantors, the Lenders and Magnetar entered into an amendment (the “Amendment”) to the A&R Note Issuance Agreement, pursuant to which the A&R Note Issuance Agreement was amended to include additional cash management covenants requiring, among other things, that Appgate and its subsidiaries expend cash only in compliance with a budget to be approved by Magnetar in its sole discretion. Except as set forth above, the terms of the A&R Note Issuance Agreement remain substantially the same.

The foregoing description of the Amendment is only a summary and is qualified in its entirety by reference to the full text of the Amendment, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed by Appgate on the Prior 8-K, on June 9, 2023, Appgate and the Lenders entered into the A&R Note Purchase Agreement, pursuant to which, among other things, the Lenders may purchase, at their sole respective option, up to $15.0 million aggregate principal amount of additional Notes (“Additional Notes”) in one or more subsequent closings on or prior to June 9, 2025.

On January 11, 2024, the Lenders exercised their option to purchase an aggregate amount of $4,000,000 of Additional Notes. As a result, Appgate received $4,000,000 in gross proceeds.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 2.03 of this Current Report on Form 8-K with respect to the A&R Note Purchase Agreement and the sale of Additional Notes is incorporated by reference in this Item 3.02.

The offer and sale of the Additional Notes and any Company common stock issuable upon conversion of the Additional Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements. Nothing contained in this Current Report on Form 8-K constitutes an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

In the A&R Note Purchase Agreement, each Lender represented to Appgate that it is an “accredited investor”, as defined in Rule 501 promulgated under the Securities Act, and Appgate’s offer and sale of the Additional Notes have been made in reliance upon the exemptions from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1*	Second Amendment to Amended and Restated Note Issuance Agreement, dated January 11, 2024, by and among Legacy Appgate, Appgate, the other guarantors party thereto, the Noteholders and Magnetar Financial LLC.
104	Cover Page Interactive Data File

* The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). Appgate agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 18, 2024	Appgate, Inc.

	By:	/s/ Leo Taddeo
Name: Leo Taddeo
Title: Chief Executive Officer and President
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